Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES

AFFIRMS Q4 EPS CONSENSUS

HOUSTON, TX, February 5, 2009 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week January period ended January 31, 2009 decreased 9.4% to $74.4 million from $82.1 million in the prior year four week period ended February 2, 2008.  Comparable store sales for the month decreased 13.1% versus an increase of 1.0% last year.

For the fourth quarter, the Company reported that its total sales decreased 3.7% to $455.8 million from $473.1 million in the fourth quarter last year.  Comparable store sales for the quarter decreased 7.2% versus a decrease of 3.1% for the prior year period.  For the 2008 fiscal year, total sales were $1,515.8 million compared to $1,545.6 million for the 2007 fiscal year.  Comparable store sales for the fiscal year decreased 6.1% versus a decrease of 1.1% last year.

Andy Hall, President and Chief Executive Officer, commented, “Sales for the fourth quarter were within our guidance range and we are comfortable with the current analysts’ consensus earnings estimate of $0.66 per diluted share.

“We have successfully managed our business through the tough economic environment.  Our comparable store inventories are down 17%.  Additionally, we ended the year with no borrowings on our $250 million revolving credit facility.  In fact, our overall debt level is approximately half of what it was a year ago.  Looking forward, we believe 2009 will be another challenging year and we will continue to plan and manage our business accordingly,” Mr. Hall concluded.

The Company plans to report its fourth quarter and 2008 fiscal year earnings results before the market opens on Tuesday, March 10, 2009, and will hold a conference call and webcast the same day beginning at 8:30 am Eastern Time.

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Stage Stores Reports
January Sales
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The following table is provided for reference purposes and details the sales history for the Company on a monthly and quarterly basis for the 2008 and 2007 fiscal years.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2008	2007	2008	2007
February	(2.5)%	1.4%	$105.9	$104.6
March	(10.3)	12.4	141.1	151.0
April	(1.0)	(14.8)	106.5	102.6
1st Quarter	(5.4)	0.1	353.5	358.2
May	0.1	1.7	122.6	116.6
June	1.2	1.4	142.0	133.4
July	(6.2)	(1.7)	108.1	109.2
2nd Quarter	(1.4)	0.5	372.7	359.2
August	(8.3)	(2.6)	119.8	123.5
September	(13.6)	2.3	115.5	127.8
October	(8.4)	(2.9)	98.5	103.8
3rd Quarter	(10.3)	(1.0)	333.8	355.1
November	(8.0)	3.6	124.4	130.7
December	(4.9)	(7.1)	257.0	260.3
January	(13.1)	1.0	74.4	82.1
4th Quarter	(7.2)	(3.1)	455.8	473.1

Full Year	(6.1)%	(1.1)%	$1,515.8	$1,545.6

Store Activity
During January, the Company closed Stage stores in Pittsburg, KS and Warrensburg, MO, and closed Peebles stores in Eastland and Nashville, GA, Troy, NC and Plainsboro, NJ.  For the 2008 fiscal year, the Company had a net increase of 45 stores, growing from 694 stores at the beginning of the year to 739 stores at the end of the year.

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Stage Stores Reports
January Sales
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About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 739 stores located in 38 states.  The Company operates its stores under the four names of Bealls, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s fourth quarter diluted earnings per share outlook.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 1, 2008, in our Quarterly Report on Form 10-Q as filed with the SEC on December 9, 2008 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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